JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc.
Rule 10f-3 Transactions
For the period from January 1, 2016 to June 30, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 1/21/2016
Issuer TreeHouse Foods, Inc. (THS) Secondary
Cusip 89469A10
Shares 600,300
Offering Price $65.00
Spread $1.95
Cost $39,019,500
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 8.47%
Syndicate Members BofA Merrill Lynch / J.P. Morgan / Wells Fargo Securities / BMO Capital Markets / SunTrust Robinson Humphrey / Barclays / Rabo Securties / KeyBanc Capital Markets / BB&T Capital Markets / William Blair / Credit Suisse
Fund JPMorgan Mid Cap Value Fund
Trade Date 5/3/2016
Issuer EQT Corporation (EQT) Secondary
Cusip 26884L10
Shares 199,600
Offering Price $67.00
Spread $1.08
Cost $13,373,200
Dealer Executing Trade Credit Suisse Securities (USA) LLC
% of Offering  purchased by firm 6.76%
Syndicate Members Credit Suisse/J.P. Morgan/Morgan Stanley/BNP Paribas/MUFG/PNC Capital Markets LLC/Scotia Howard Weil/SunTrust Robinson Humphrey/CIBC Capital Markets/Heikkinen Energy Advisors/Stifel/Tudor,Pickering, Holt & Co./US.S. Capital Advisors